Exhibit 99.2

F.N.B. Corporation

Third Quarter 2017 Earnings Call

October 19, 2017 at 10:30 AM Eastern

CORPORATE PARTICIPANTS

Vincent Delie Jr – President and Chief Executive Officer

Vincent Calabrese – Chief Financial Officer

Gary Guerrieri – Chief Credit Officer

PRESENTATION

Operator

Hello and welcome to the F.N.B. Corporation’s Third Quarter 2017 Quarterly Earnings Conference Call. All participants will be in listen-only mode. Should you need assistance, please signal a conference specialist by pressing the star (*) key followed by zero (0). After today’s presentation, there will be an opportunity to ask questions. To ask a question you may press star (*) then one (1) on your touchtone phone. To withdraw your question please press star (*) then two (2). Please note today’s event is being recorded.

I now would like to turn the conference over to Matt Lazzaro. Mr. Lazzaro, please go ahead.

Matt Lazzaro

Thank you. Good morning, everyone, and welcome to our earnings call. This conference call of F.N.B. Corporation and the reports it files with the Securities and Exchange Commission often contain forward-looking statements and non-GAAP financial measures. Non-GAAP financial measures should be viewed in addition to and not as an alternative for our reported results prepared in accordance with GAAP. Reconciliations of GAAP to non-GAAP operating measures to the most directly comparable GAAP financial measures are included in our presentation materials and in our earnings release. Please refer to these Non-GAAP and forward-looking statement disclosures contained in our earnings release, related presentation materials, and in our reports and registration statements filed with the Securities and Exchange Commission and available on our corporate website. A replay of this call will be available until October 26th and the webcast link will be posted to the “About Us, Investor Relations & Shareholder Services” section of our corporate website. I will now turn the call over to Vince Delie, President and Chief Executive Officer.

Vincent Delie

Good morning and welcome to our earnings call. Joining me this morning are Vince Calabrese, our Chief Financial Officer; and Gary Guerrieri, our Chief Credit Officer. Gary will discuss asset quality and then Vince will review the financials and open the call up for any questions. Today, I will review highlights from the quarter and update you on some of our strategic initiatives.

Third quarter operating EPS of $0.24 increased 4% on a linked-quarter basis. We produced record revenue and record net income, while improving our efficiency ratio to 53%. The loan-to-deposit ratio also improved to 94.9% through annualized loan growth of 5%, and an annualized deposit growth of 17%.

Let’s first look at the balance sheet. Overall growth in commercial loan portfolio was solid, as origination volume was healthy across the footprint. Looking ahead, we have an abundance of commercial prospects to pursue in our metro markets, and the total commercial pipeline ended September at a record $2.8 billion. This represents an increase of 5% since June, and we expect this momentum to continue building with North and South Carolina pipelines up significantly from March and now approaching $1 billion. Looking at the first nine months in total, organic loan and deposit growth continued, with average loans up 6% over last year, just slightly under our guided range. Average transaction deposits grew 4% organically, and we believe there is further upside, given our recent emphasis on deposits.

During the third quarter, we strengthened our ongoing deposit gathering efforts to better position the balance sheet with a more favorable customer-based funding mix. Strategically, these efforts are built on driving new household account acquisition and increasing product penetration. We expect this type of deposit gathering will lead to long-term relationships, where we can provide other valuable products and services and further expand our customer base. Our approach is both a way to attract new households to FNB, as well as deepen existing relationships by having a meaningful and consultative conversation with our customers. A large part of this strategy involves the use of data analytics.

As we mentioned on the July call, over the past several years we have invested substantial resources in data governance and analytics, providing us a unique ability to leverage our own information. These enhanced analytics have equipped our bankers with the tools to better identify a match between value-added services and client needs. We continue to make progress in the use of these tools to drive customer interaction. In the past two months, we have produced well over 1 million product leads from within our customer base using our own proprietary algorithms. Our bankers contacted nearly 200,000 customers so far, with a response rate that was nearly three times greater than our previous marketing efforts. In fact, one in five calls has resulted in a sales opportunity or an appointment for a follow-up discussion.

We continue to refresh our models monthly and provide leads to the field, as well as incorporating the leads into our various marketing programs. Our data science and marketing teams will continue to explore new methods of identifying opportunities, as well as refine existing ones in pursuit of finding the right solution to help our customers achieve their goals. Let me remind you that these investments in technology, data analytics, and marketing are largely reflected in our current expense run rate.

Returning to our financial performance. Fee-based businesses, including wealth management, insurance, and mortgage saw a combined 6% increase in revenue compared to the prior quarter. I’m confident that we can continue to build on that momentum across the footprint. While we were pleased with the early results of our wealth and insurance strategic initiatives, certain fee-based businesses are taking slightly longer than originally anticipated to deliver the expected earnings contributions. After a very strong level of activity in the previous quarter, capital markets revenue of $2.8 million came in lighter than our expectations. Given the nature of that product set, which includes syndications, international, and swap fees, the revenue can vary somewhat quarter-to-quarter. However, the pipelines for these products remain strong, our product specialists are in place, commercial bankers have been trained, and compensation plans are aligned. We remain optimistic that this revenue source will continue to grow and become a larger contributor to our fee-based income in the fourth quarter and on an ongoing basis.

Looking at the SBA business, as you know, we changed this business from a volume-driven national model to a more regional footprint and relationship-based model. Over the last few quarters, we’ve rounded out the origination team and started to gain transaction growth. Although not yet performing in line with our original expectations through the first part of ‘17, we fully expect SBA to generate more revenue moving forward. On a positive note, we did see a 7% increase in revenue from SBA on a linked-quarter basis and the pipeline continues to build. Turning to the mortgage banking business, even though revenue was up 5% this quarter, it has performed below our original plans. Contributing factors are industry pressures on gain on sale margins, lower than anticipated sales volume or sold volume, that is, and the loss of a portion of the Carolina mortgage banking team that I’ve talked about before.

Notwithstanding those pressures, we’ve had great success growing our private banking relationships, and continue to view our mortgage business as a linchpin product to drive household acquisition and increase product penetration, particularly in our newer markets. As we execute our business model with a focus on expanding fee-based products and services, there is significant opportunity to generate positive operating leverage at higher than previous levels. Given our disciplined expense management, which you can see in our peer-leading efficiency ratio, we would fully expect the pace of revenue growth to accelerate at a more rapid rate than expenses.

Before Vince gets into the financials in more detail, I’ll ask Gary to discuss asset quality. Gary?

Gary Guerrieri

Thank you, Vince, and good morning, everyone. The third quarter of 2017 was highlighted by consistent credit quality results with our key credit metrics remaining stable and in line with levels from the last several quarters. On a GAAP basis, delinquency ended the quarter nearly flat from the second quarter at 1.47%, while NPLs and OREO further improved to 70 basis points, and net charge-offs were 24 basis points annualized. We also saw some significant improvements in the level of rated credits in our acquired book and lower problem loan levels in the originated portfolio. I will touch on these trends as well as other highlights from the quarter as I walk you through the originated portfolio, followed by some remarks about the acquired portfolio.

Let’s now cover some of the quarterly highlights on the originated book. At quarter-end, delinquency was a solid 91 basis points, representing an improvement of 8 basis points from the prior quarter and 9 basis points from the year-ago period. NPLs and OREO also decreased on a linked-quarter basis to 91 basis points, which represents a 17 basis point improvement over June, which was primarily driven by sales activity in OREO. Net charge-offs for the third quarter were $13 million, or 37 basis points annualized, and on a year-to-date basis totaled 33 basis points annualized. The originated provision at $17.2 million supported net charge-offs and solid organic loan growth in the quarter, resulting in an ending originated reserve position of 1.12%.

Let’s now turn to the acquired portfolio, which ended the quarter at $6.3 billion. Credit quality in the third quarter remained generally positive with continued upgrade activity in the commercial book, as the level of rated credits once again decreased from the prior quarter. Total contractual delinquency was up $16 million on a linked-quarter basis, ending September at $175 million, which was due to elevated 90 plus levels. However, the credits that contributed to this increase are well secured or already carry adequate credit marks. The ending reserve position for the acquired book was essentially flat for the quarter. And in total, the overall loan portfolio continues to be well covered with an allowance plus acquired credit mark of 1.93%.

In closing, our total loan book remains well positioned entering the final quarter of 2017. We continue to focus on remaining selective in our credit-decisioning processes and maintaining a diverse portfolio that supports our future growth and risk objectives. The Carolina credit integration is reaching its final stages of completion, which has yielded positive results thus far in the form of upgrades to a large number of relationships in that portfolio. We are excited to continue to expand our reach within the Carolina markets to seek out solid lending opportunities, all while maintaining our core principles of prudent underwriting and proactive management of risk across the portfolio.

I will now turn the call over to Vincent Calabrese, our Chief Financial Officer, for his remarks.

Vincent Calabrese

Thanks, Gary. Good morning, everyone. Today, I will discuss our third quarter results and comment on our year-to-date progress. Let’s start with the balance sheet on Slide 6. Looking at loan growth on an annualized linked-quarter basis, average loans increased 6%. Average consumer loans increased 9%, due primarily to growth in the indirect and residential mortgage portfolios. The commercial portfolio grew average balances 4%, with production concentrated primarily in the Pittsburgh, Cleveland, and Baltimore markets. On an annualized basis, average total deposits increased 1% compared to the second quarter, with growth of 4% in non-interest bearing deposits and 3% in interest-bearing demand balances, partially offset by a decline in savings balances. However, on a spot basis, total deposits increased 17% due to efforts during the quarter dedicated to attracting new relationships and growing customer-based deposits. As Vince mentioned, our deposit-gathering efforts were very successful and allowed us to replace some short-term borrowings with customer funding that provides direct access to new households with additional revenue expansion opportunities. While the strategic growth in interest-bearing deposits slightly increased our cost of funds in the near-term, it enabled us to lock in some longer-term customer funding and attract new households. From a total funding perspective, transaction deposits made up 81% of total deposits and the loan-to-deposit ratio improved 260 basis points to end September at 94.9%.

Turning to revenue on Slide 7, net interest income grew $6.8 million, or 3.1%, due to growth in loans and securities, as well as higher incremental purchase accounting accretion and excess cash recoveries. Our net interest margin was 3.44, an increase of 2 basis points compared to the previous quarter. The third quarter net interest margin included 10 basis points of accretion and cash recoveries compared to 3 basis points in the second quarter. As you can see on our average balance table in the release, the margin was primarily impacted by higher borrowing costs related to the June rate hike and to a lesser extent, the decision to strategically change our funding mix with some longer-term deposits. We believe this will benefit us in a rising rate environment through our deposit-gathering initiatives designed to attract households and improve product penetration.

Let’s look now at non-interest income and expense on slides 8 and 9. Non-interest income was flat compared to the second quarter, reflecting growth in mortgage banking, insurance, and wealth management, offset by lower capital markets activity. Keep in mind that capital markets activity tends to be driven by fewer larger transactions, and therefore, revenue recognition can vary quite a bit from quarter-to-quarter depending on deal timing. Non-interest income also included about $2.3 million of incremental securities gains that resulted from economically favorable sales of a large number of odd lot, small exposure investment positions. Turning to non-interest expense, expenses were flat quarter-over-quarter, as lower salaries expense was offset by higher outside services and occupancy expenses. We have demonstrated an ability to tightly control expenses, which is apparent in the improved third quarter efficiency ratio of 53.1%.

Regarding income taxes, our overall effective tax rate for the quarter was 29.9%, primarily due to the tax credits generated by commercial lending and leasing opportunities in our new markets. Tax credit relationships have historically been a part of our normal course of business, and we expect to continue to benefit from these activities going forward. Looking at our operating ratios for the quarter, our return on average assets improved 1 basis point to 1.01% and our return on average tangible common equity improved to 16%. Tangible common equity to tangible assets improved 4 basis points to 6.87% and tangible book value per share grew $0.12 to $6.12 per share. Looking at near-term expectations, we still expect full-year 2017 bottom line performance to fall within the ranges that were provided in July with some offsetting pluses and minuses in the major line items. As far as next year goes, we plan to provide high-level guidance for full-year 2018 on our fourth quarter earnings call in January.

In summary, this was another positive quarter for FNB in which we made continued progress toward the goals we laid out over the past several earnings calls. We achieved meaningful improvement in efficiency ratio, improved our operating ratios, and organically grew loans and deposits. While some of the fee-based businesses have taken longer to reach forecasted levels, we expect the contribution going forward to expand like our experience in other new markets we have entered, and help drive sustainable earnings per share growth.

Now I would like to turn the call over to the operator for questions.

QUESTIONS AND ANSWERS

Operator

Yes, thank you. We will now begin the question-and-answer session. To ask a question, you may press star (*) then one (1) on your touchtone phone. If you are using a speakerphone please pick up your handset before pressing the keys. To withdraw your question please press star (*) then two (2). At this time we will pause momentarily to assemble the roster.

And the first question comes from Jared Shaw with Wells Fargo Securities.

Jared Shaw

Hi, good morning.

Vincent Delie

Good morning, Jared.

Vincent Calabrese

Hey, Jared.

Gary Guerrieri

Hey, Jared.

Jared Shaw

Could we start maybe just on the Carolinas? If you can give us an update on how the progress is going with hiring new commercial lenders, and what the outlook there is? And then also, when you look at that pipeline – the commercial pipeline of $1 billion, how long will that take to convert to actual closed loans?

Vincent Delie

Yeah, first of all, we’ll start with staffing levels. In North Carolina alone, we’ve added – or we’ve hired, not added. It’s already reflected in the run rate, in the expense base, but we’ve brought in about 25 bankers across the disciplines ranging from wealth, private banking, and wholesale banking. Those are hires since the beginning of the year in preparation for the conversion and beyond. I would say that from a staffing perspective, we’re pretty much fully staffed in those markets with the capacity to handle that pipeline very effectively and potentially grow it over time. So we have I think a very good team that’s well positioned and ready to go. So I wouldn’t anticipate making staffing changes at this point in those markets. There are opportunistic hires. There are people that have come to us that are interested in working for FNB in those markets, and we’ll make decisions about whether or not that makes financial sense for us. But in certain circumstances, we will hire optimistically and when we have opportunity. So I would say, overall, staffing is very, very strong relative to our initial expectation. So it’s coming much better. That pipeline, a portion of that pipeline typically, about 30% of the way we report our pipelines is within 90 days. So, assuming that we would convert 100% of those prospects, and we have a predetermined methodology that we apply for probabilities, so it’s all over the board. The expected value from $1 billion pipeline obviously is a heck of lot better than $600 million or $500 million, which is where we were two quarters ago, so it’s nearly double what it was. And there are some very, very good transactions that we’re fairly confident we’re going to be able to close in the fourth quarter or into the first quarter. So overall, I’d say, we’re very optimistic.

Jared Shaw

Okay. And where did balances end the quarter in those markets, or commercial balances?

Vincent Delie

Yeah, we’re not going to get into the details relative to individual regions. But I will tell you that there has been a considerable amount of, let’s say it, asset exchange. We’ve originated pretty well on those markets. But we’ve also had exits related to the commercial portfolio, where either we are not interested in the industry or they’re undesirable credits that have been moved out. So in Gary’s comments, there was quite a bit of activity in the acquired portfolio.

Vincent Calabrese

Plus normal runoff, too.

Vincent Delie

Yeah, plus have normal runoff in those acquired portfolios, which adds to it. So, given that we did two large acquisitions, the commercial loan growth that was largely centered in C&I lending in the last quarter was actually stronger than it appears, and we keep telling people that. I think it will play out over time. As the runoff in that portfolio stabilizes, we should be able to achieve a higher growth trajectory in the commercial segment moving, and in consumer, for that matter, as we move forward in those markets, which will help net interest income. That we’re very optimistic about.

Gary Guerrieri

And as Vince mentioned, you’ve got a lot of trading out of assets during the first six-to-12 months of any acquisition as we move less desirable assets off the balance sheet. So that masks the growth coming out of any acquisition on the early side of it.

Vincent Calabrese

The other dynamic too is, those loans tend to have higher rates on them. So that in the short-term runs against the margin.

Vincent Delie

Yeah, part of the core margin decline is attributable to an exchange of assets that’s going on. They were engaged in more small ticket CRA or CRE lending in the markets in North Carolina. We tend to focus more on C&I. There was a focus on C&I, but we’ve embellished that with some of the hires we’ve made, particularly in the Charlotte market, and we’re seeing good progress there. What ends up happening, as you’re trading term, you’re moving out of longer-term higher-yielding assets, not necessarily better spread, but higher yielding, because you’re out 10 years on the curve. And you’re exchanging that for LIBOR-based lending at equivalent spreads, but at a much lower yield. So some of that’s going on too. But that’s all very positive, because it puts us in a better position from an asset liability standpoint as we move forward. I don’t know if you want to comment any more on that, Vince, but...

Vincent Calabrese

No, I would say that, clearly, those loans in a rising rate environment are beneficial to us. Similarly, what we did during the quarter as far as growing deposits, as I commented on the average deposit growth was about 1%. But with our loan-to-deposit ratio reaching 97.5% at the end of June, we embarked on a strategy to generate additional deposit growth to really bring that number down to a more manageable level and getting that under 95% was a big accomplishment in the Company and something that positions us well, because basically we’ve traded that CDs for short-term borrowings that are just going to keep repricing up, obviously, when — as the Fed moves. And between now and the end of next year, the current expectation is for four Fed moves. So having those CDs on the books kind of trading that out serves us well. We added thousands of new households, which also is very important as part of that initiative. And I think that that plus the loan growth, as Vince commented on, positions us well for our future benefits in net interest income.

Jared Shaw

Okay, great. Thanks. And then on the capital side, seeing good growth incrementally on the TCE ratio. In the past, you’d commented that around 7% you feel is a good level for the structure of the balance sheet. Do you still feel that longer-term 7% is a good place to be and that you can get there with the organic growth?

Vincent Calabrese

Yes, I would say that, as we look ahead with the earnings generation from the Company and that expanding as we go forward as you get Yadkin into year two, we would expect the TCE ratio to go above 7%. And if you look out over the next few years using reasonable assumptions, you get into the mid-7%. So really looking to move that number up north of 7% to kind of in the near-term just through normal retained earnings is really, really what we’re targeting there. And then with the loan opportunities we still have to deploy capital that we have. The payout ratio will naturally migrate down into the mid-to-low 40s over the next few years also, which will support the growth, also give us some continued movement upwards in the TCE ratio, and still very comfortable with where we are given our risk position.

Jared Shaw

Great, thanks. And then just finally for me, you talked about the data analytics and the lead generation. Are you tying branch incentive compensation to utilizing that data and successfully moving prospects into actual customers?

Vincent Delie

Yeah, actually it’s directly correlated to the categories that those branch managers need to perform in. So we have pretty broad categories. We’re not really activity-based here from an incentive compensation standpoint. We’re more output or outcome-based. So, the growth in the portfolios is how they get compensated, which avoids some of the issues that other financial institutions have had with bad behavior. But I think that those data analytics, those leads that are being pushed out are being pushed out in buckets relative to deposits, loans, and fee-based products that they can cross-sell to their customer base. And it’s been very well received by the field, and we’ve had excellent results, as I mentioned in my prepared comments. In fact, one in five calls results in an appointment, that’s pretty remarkable. So I would expect that to continue to feed the consumer business and ultimately benefit fee income as we move into next year. Particularly in North Carolina, where there was less of a focus on that consumer segment by Yadkin.

The other thing I will mention is that data analytics have helped us in terms of deposit gathering. If you look at while – a unique anomaly occurred where we had a U-shaped curve in terms of volume per day in the deposit category. We actually produced nearly 17% growth in deposits on a spot basis. So our deposits on a spot basis quarter-to-quarter were up $920 million, including customer repos. Some of that was seasonal, but a lot of that was related to data analytics and some teamed up with promotional campaigns that we ran to help penetrate that customer base, which is what led to gaining 5,000 households.

So the strategy is working. I know there’s a lot of movement in the balance sheet, which is confusing to people at this time, given the size of the acquisitions that we have. But we’re extraordinarily optimistic about both fee income opportunities and growth in loans and deposits. And to pull our deposit, loan-to-deposit ratio back to below 95% in such a short timeframe with this entire initiative is pretty remarkable. So we look at that as an opportunity to feed loan growth in the future, reducing our dependence on overnight borrowings.

Vincent Calabrese

I think the other nice outcome was that you had 423 branches that were very energized by the campaign. We set a goal to bring in $600 million in incremental balances requirements for new money. We gave them the data analytics support, the lead generation that we’ve talked about in the past that we’re couple of months into, and a couple of attractive rates, and they really did a phenomenal job. And people were excited winning in the marketplace.

Vincent Delie

And by the way, two of the top performing regions during this period were coming out of North Carolina, so the two retail regions that we have covered, the four commercial markets, they were one and two in production. So very, very good activity in North Carolina and kudos to those employees for embracing the strategy and moving on those prospects.

Jared Shaw

Thank you.

Operator

Thank you. And the next question comes from Brian Martin with FIG Partners.

Brian Martin

Hey guys, just maybe one thing. I joined a minute late, so maybe I missed some of this, but just with regard to the margin, I just wanted to get a little bit of color on the margin absent the purchase accounting adjustments in the quarter and just looking at the cost of funds being up 7 basis points, but the loan yields maybe being up in the range of 3 basis points, just wondering if you can give a little bit of thought on how to think about the core margin going forward, in particular if we do get a rate increase in December and then maybe one in midyear? Just how to think about that trend and just the differential there with the loan yields maybe not being up as much as I would’ve thought this quarter? So, if you covered it I apologize, if you can just provide a little detail on it, it would be helpful.

Vincent Calabrese

Sure, I can comment on that Brian. So, to put it into context, for the quarter we grew net interest income $6.8 million or 12.5% on an annualized basis. And when you look at the growth in average earning assets during the third quarter, it was basically $488 million and was funded by growth in average short-term borrowing of $508 million. So during the quarter, the impact of the June Fed move, obviously as it does with everyone, increases your cost of the short-term borrowings. Ours went up about 16 basis points, which just that alone kind of reduces the margin by 3 basis points. But when you look at the — so that’s the liability side of it. And then on the asset side, Vince commented a little bit earlier about just the dynamics there. So we have normal runoffs in the Yadkin portfolio. We also have loans where we’re kind of on the riskier side that Gary and team and the commercial guys are looking to exit and we move those loans off the balance sheet. So part of what happened this quarter, we did get the benefit on our 45% of loans that are tied to LIBOR and prime, obviously that came through, but the relationship of the rates on the new loans versus the runoff that was occurring was a negative to the quarter; last quarter it was a push. So that varies from quarter-to-quarter, so that kind of muted some of the impact from the Fed move, because generally we’ve talked about kind of all things being equal, picking up a couple basis points when you have a Fed move, just kind of isolating that. But the other point we made is that as the duration of the loans paying off tends to be longer, so there’s higher rates and then the loans that we’re putting on are more like what we traditionally put on which are tied to LIBOR and hurt in the short-term, but obviously benefit us as we go forward, because they’ll move as rates move.

And then the purchasing accounting, the other thing I would comment on Brian, too. If you look at the last, call it the last seven quarters, the purchase accounting has ranged from as low as 3 to as high as 10. We’ve had a couple quarters at 9. But if you look at it average for the nine month periods, 7 basis points – the first nine months of last year at 7 basis points, the first nine months of this year. So that there is some consistency to that, and I think it’s important just to kind of remind everybody the, while the cash recoveries tend to be lumpy as we’ve talked about and we had a very good quarter of recoveries here with 6 basis points, the piece that we’re labeling incremental purchase accounting accretion, that’s run rate and that will continue into next year.

So, if you look at that slide that we had, slide 7 in the deck, is 1 basis point of benefit in the second quarter. And you may remember in July we said we were going to do our first re-estimation in the third quarter and we expected benefit and we got that. So the one went to 4 basis points, that 4 basis points of what I would call normal accretion will continue into next year. So I think — some people were saying, oh, the core margin is down 5, it’s – really you have to include that is really down 2. And I talked about the short-term borrowings and going forward we’ve replaced a significant portion of those short-term borrowing with the deposits that are termed out now and will get us through the next basically four Fed moves. So that hurts a little bit in this quarter, but that helps as we go forward and goes into next year.

Brian Martin

Okay, that’s helpful. And just in the impact from rate increases going forward on that core margin, your expectation today is, if you do get a rate increase in December, how are you thinking that course, that translates to the core margin as you look into the first quarter of next year? Did you say three or four basis points or maybe I missed what you said there?

Vincent Calabrese

In the past we’ve talked about a couple of basis points and as you know it’s late December, so when we give our guidance in January we would comment on that, but as recently as last quarter we talked about with the balance sheet we have, about a couple basis points of benefit.

Brian Martin

Okay, all right.

Vincent Calabrese

Again, that’s all things being equal.

Brian Martin

Yes, I got you, okay that’s helpful. And just, you still seem very optimistic on the fee income side as you guys talked about on the call. Just your sense on kind of when — and I understand the capital markets is somewhat sensitive timing wise, but do you feel like more evidence of that would just grow each quarter, when would you expect to be at a higher run rate? Is that maybe more mid-next year? Is that how you see it progressing, as you build out the referrals and get everything in place is even with regard to the mortgage I know you’re still having some folks given that the change done in North Carolina, but how do we think about the fee income? You definitely seem optimistic, just how that translates to the actual P&L and when we begin to see a bit more?

Vincent Delie

Yeah, there’s two sides to that story. I think when you look at it from our standpoint, we’re sitting here with a pretty solid quarter without significant contributions from North Carolina in a number of fee categories. And we already got into why that happened, but it happened. I have not changed my view, we’re not changing our view relative to the potential there. We’re nowhere near what we can produce with mediocre performance let alone good execution. So, I would be optimistic about fee income in those markets and I think people will be pleasantly surprised with the escalation moving into 2018. And I would anticipate us as we have done with other acquisitions over a long period of time to incrementally grow those categories, so particularly in capital markets, international banking, wealth, insurance, and mortgage, you know, mortgage we’ve gotten very little benefit from North Carolina. SBA, we’ve gotten very little benefit from North Carolina, our own making, but there is significant upside in terms of fee income from those two areas alone. So I would not panic about where we are. In fact, I’m very confident that we’ll deliver what we said we were going to deliver and given the base that we have, I think people should be looking at this more favorably and saying hey, that’s a great opportunity for that stock price.

Vincent Calabrese

And those trends are all up, all of those categories are moving in the right direction.

Brian Martin

Yeah, I agree. I’m definitely optimistic. I said we’ll just see it unfold here and go forward, so okay, well I appreciate you guys taking the questions.

Vincent Delie

Thank you, I appreciate it.

Vincent Calabrese

Thanks, Brian.

Operator

Thank you. And the next question comes from Russell Gunther with D.A. Davidson.

Russell Gunther

Hey, good morning guys. Just a follow-up on the core margin conversation that we have been having. So, I hear you on the actions taken on the funding side that maybe hurt a little bit this quarter, but I think heard you say provide you runway through the next four moves given the deposit funding. But I guess how much longer do you anticipate sort of the asset exchange, that best case is a push to weigh on the core margin going forward? I mean is the funding action enough that with more rate moves you could see the core NIM expand and offset any pressure from the continued asset exchange?

Vincent Calabrese

I mean there’s a lot of moving parts there, right? So, as I commented on earlier, the relationship last quarter was a push, this quarter it was a little bit negative, the quarter before was a little bit positive. So it’s a function of all those pieces underneath, it’s a function of the new business we bring on and where spreads are in a marketplace. What I know that the acquired runoff that we have does wane and every quarter it kind of comes down a little bit and we’ve see that with the prior acquisitions. So, the sheer dollar amount will come down over time.

But one of the things that is important, I think commented on it earlier, is to keep in mind that the loans that run off, we’re getting those at par, 100 cents on the $1, and with this fun purchase accounting we have, you know, every loan has a mark on it. So when something gets paid off at 100 cents on the $1, even if it’s in a pool, that comes in the future as accretion and that’s why that kind of the incremental accretion line is really core accretion, because you get paid out on a loan, you may lose that rate for the near-term, but that’s yield adjustment that comes in going forward. So that discount, whatever mark was on that loan in the pool, is a benefit to future net interest income. So I think it’s important to keep that in mind. But it’s just hard to predict from quarter to quarter. What I can tell you is, it’ll come down over time, we see that just because it’s a fixed amount of loans, the acquired portfolio the way the accounting works, and you can only go in one direction, down, and it will.

Russell Gunther

Got it.

Vincent Delie

And then there tends to be an acceleration early on that.

Vincent Calabrese

Yes, it’s big as early.

Vincent Delie

It’s big early because we’re repositioning the portfolio relative to risk, so you see more runoff early after the acquisitions…

Vincent Calabrese

…with every one we’ve done, right.

Russell Gunther

Certainly, okay I appreciate that. And then just taking the fund, the actions taken on the funding side this quarter and we should expect the cost of funds incremental move up to be less of a magnitude than we saw in the third quarter?

Vincent Delie

Yes, that was — by the way the promotions and the funding relative to our deposit campaign did not have a material impact on the margin in this period, just so you know. There was an impact, but it was minor.

Vincent Calabrese

No, the biggest driver is the Fed move late June and the impact that had on the short-term borrowing, so…

Vincent Delie

And I would say the short-term borrowings at that point in time when the rates moved because of the Fed action, that was our peak during the year of borrowings because of the cycle of seasonal inflows, so basically it caught us with a higher borrowing cost at a time when a few months later we received several hundred million or more in deposit inflows that are seasonal. You know so that’s just — part of it’s just the timing of how that all worked out.

Vincent Calabrese

Yeah, the loan growth was very strong in the month of June, in the short-term you need to fund that with short-term borrowings.

Vincent Delie

That’s right.

Russell Gunther

Okay great, that’s good color, I appreciate that. And then just to the expense side of things, so you guys talked about the ability for revenue growth to accelerate and outpace expenses, you’re kind of at the — on top of your long-term guide of sub 53%, so going forward, given the thought about revenue exceeding your expense growth, do you think we’re going to be able to see you hit that long-term guide next year of below 53%?

Vincent Calabrese

Well, we’ll give guidance in January. That’s what we’ll do. We’re at 53.1%, so it’s very early in Yadkin contributions, so…

Vincent Delie

Let’s just say this, we’re not going to come forward without, I think, a decent operating leverage moving into next year, especially since we stabilized the expense base and we still think there’s a little bit of room to improve. I think we’re in a very, very solid position, so if you could take anything away from the call, I would look at the expense base over the last two quarters and gain a little bit of comfort in terms of that aspect of our business and then think about the revenue opportunities, particularly in the fee-based businesses and with the loan pipelines that we have moving into 2018 and it all works.

Vincent Calabrese

Yeah, I would say we’re very focused on continuing to drive that number down. I’ve talked in the past about vendor management focus and we’re going out to our top 100 vendors. That’s going to just be an ongoing program from now on, so there’s some benefits to come out of that. And as we sit here, there is no big looming expense we have to make, so I think the idea of leveraging the investments we’ve made in infrastructure and people and investments in the Company to get the revenue growth going forward, you can do that math from there.

Russell Gunther

Certainly. Yep, very good. All right. Thanks very much, guys.

Operator

Thank you. And the next question comes from Casey Haire with Jefferies.

Casey Haire

Thanks, good morning guys. So, I wanted to follow-up on the wholesale borrowings just to make sure — the short-term borrowings, to make sure I’m understanding it correctly. So, you know, that as a percentage of your funding base has obviously increased a little bit dramatically over the last year and half, call it, to 17% of liabilities. It sounds like you had to fund some strong June loan growth in the month of June. At 17% today, are you hoping to drive that lower and what is your target level for that, especially in light of some decent point-to-point deposit growth in 3Q here?

Vincent Calabrese

Yeah, I would say we’re comfortable where we are as far as the overnight borrowings that are in there in the short-term borrowings. I think as we go forward, haven’t fired up the deposit generation machine and demonstrated what we can do there. I think looking to fund the loan growth, the incremental loan growth more with the deposits would be the goal going forward. But I think given the size of the balance sheet, we’re comfortable where we are as far as, but at the period end, the period end short-term borrowings, and on a spot basis we’re at 13.5 at the end of September, so that’s a level we’re very comfortable at. But we weren’t comfortable at 97.5 loan-to-deposit ratio in June and wanted to do something to bring that number down.

Vincent Delie

Yes, that goes back to what I said, I mean at that point in time to have growth come in in the portfolio towards the end of June, which increased the amount of borrowings that we have to have because of essentially a mismatch with seasonal inflows. So if you look at that, it pushed the borrowing amounts up temporarily and then it impacted our margin because it was all reset off the Fed rate increase, so I can’t remember what the exact number was, was it, 16 basis points in impact.

Vincent Calabrese

The timing was right at the same time…

Vincent Delie

The timing just is what it is. You know, we’re trying to manage everything and predict where we come out, sometimes that’s hard to do when items like that occur in sequence.

Casey Haire

Understood. And deposit retention at Yadkin, has there been any surprises there? Is that tracking nicely?

Vincent Delie

I’ll tell you what, I just looked at the retention report, we’re single digit, you know, low single digit in terms of attrition, so that is actually tracking very nicely.

Vincent Calabrese

And that’s the best we’ve ever had, actually.

Vincent Delie

Yeah, and I said Casey, the two retail regions in North Carolina were the highest producing regions in our entire Company relative to the campaigns that we ran.

Vincent Calabrese

So importantly, our largest acquisition we’ve ever done, we have the best deposit retention that we’ve had at this point in time, given the number of months it’s been since we acquired them.

Vincent Delie

And if you compare that to Metro, Metro is running at more traditional levels, closer to 10%, which is what we budget in terms of runoff, so retentions sitting in the low 90s, just for perspective. And Metro is more consistent with what we’ve experienced historically, so Yadkin is an outlier in that regard as well.

Casey Haire

Okay, great. And just to clarify on the loan growth outlook, if I’m understanding it correctly, you know, as you guys poke through the Yadkin portfolio, it sounds like you’re going to be exiting stuff as you’ve done in past transactions that is not necessarily to your standard. And so as that plays out over the next, call it, next year, we’re looking at a low-to-mid single-digit loan growth outlook driven by consumer? Is that about as good a way to characterize it?

Vincent Delie

No, not at all. I think Vince, as he said a couple of times, he’ll be giving you guidance on the loan growth and the only thing I can point you back to is think about the pipelines that we talked about. When we went through the conversion, coming out of the conversion, the pipeline in North Carolina was half what it is today in commercial banking, so I would not say that at all and we’ll give you guidance and it’ll be pretty clear and evident at that point in time.

Vincent Calabrese

The other thing I would comment on is just that the quality of the Yadkin portfolio is much better than the other portfolio that we acquired. The list of specifically reserved loans, it’s very short, Gary, you want to comment on the quality?

Gary Guerrieri

It is handful, that portfolio, and it’s all reflected in the credit mark from day one. There will be less trading out of assets comparatively speaking based on the size of the portfolio, but you always have that early on, as we talked.

Casey Haire

Okay, great and just last one for me. The tax rate came in a little higher than expected this quarter. What’s a good go-forward rate?

Vincent Calabrese

Well, we had guided last quarter to around 29, so that’s still a good rate.

Casey Haire

Great, thank you.

Gary Guerrieri

Thanks, Casey.

Operator

Thank you. And the next question comes from Frank Schiraldi with Sandler O’Neill.

Frank Schiraldi

Good morning. Just one more follow-up, if it’s okay, on the NIM. I just want to make sure I understand the mechanics in the short-term here. So does it make sense to say if you’re thinking about a 4Q NIM, the first thing you’d probably do is take out those additional 4 bps of cash recoveries over and above the 2Q level, because it, we’re at a high point here? And then assume some further core NIM compression, which would largely be due to some of the things you talked about on the asset side. But also just on the deposit side, because some of that repositioning happened late in the quarter, right, so it had more of an impact on 4Q results?

Vincent Calabrese

Yeah, the accretion, as I comment on, Frank, it’s — it moves a little bit from quarter-to-quarter. But for the two nine-month periods, it’s been 7 basis points. So I expect there will be some level of cash recoveries. I can’t predict with certainty where it’s going to be. But I think the four is a good run rate and that number could move higher depending on the activity in the acquired runoff there. The best way for you guys to model is just look at the spot balance sheet at the end, because that’s really what you have going into the fourth quarter. And the short-term borrowings are down significantly from where they were in June, and if you use that as a go-forward. And then, as Vince commented on earlier, the rate on the promotions didn’t have much of an impact in the quarter, you’ll have a full quarter of that, but it’s not material.

Frank Schiraldi

Let’s assume in the fourth quarter, that’s not material, okay.

Vincent Calabrese

Yes. And then the asset side is going to be a function of just the tenor and rates on the loans that churn. So it’s hard to predict with certainty, but we’re not going to — I don’t expect to see the key is that we don’t expect to see the core margin, as you guys were referring to, and come down the way it did, because a lot of that was driven by the Fed move.

Frank Schiraldi

Yep.

Vincent Calabrese

And I guess if I roll it back to ultimately, right, you guys are going to need to model not, net interest income. So, given the strong pipeline we have, historical strength in the fourth quarter for loan growth, we’re, feel pretty good that the full-year net interest income is achievable within the range that we talked about last quarter, just to sum it up.

Frank Schiraldi

Gotcha. Okay. And then just a follow-up on that, since you mentioned it on the NII, Vince, I think, you said that you reiterated basically across the board bottom line guidance, but there might be some give and take in between the individual pieces. So if that’s right, can you just sum that up a little bit? Is it just think about towards the lower-end of the range in both revenue and expense guidance, or how would you sort of give a little bit more color on that front?

Vincent Calabrese

I would give the same color I gave from my prepared remarks, Frank. There are pluses and minuses and we’re comfortable within the range of what we gave. Honestly…

Frank Schiraldi

Okay.

Vincent Calabrese

I mean, honestly, and then we’re talking about pieces that, as Vince talked about earlier, there are a couple of the fee categories that were a little bit lower this quarter. We expect them to move higher in the fourth quarter, and it’s usually a strong quarter for loan growth, so.

Frank Schiraldi

Okay. So you’re saying you should still think about all these pieces coming within range — within the ranges you gave, that’s what you’re saying?

Vincent Calabrese

Yep, yep. That’s exactly what I said, in fact, and you got it.

Frank Schiraldi

Great. Okay, I appreciate it. Thanks.

Vincent Delie

Thank you.

Vincent Calabrese

Thanks, Frank.

Operator

Thank you. And the next question comes from Collyn Gilbert with KBW.

Collyn Gilbert

Thanks. Good morning, guys.

Vincent Delie

Good morning, Collyn.

Vincent Calabrese

Good morning, Collyn.

Collyn Gilbert

Vince, just a question, you had given the basis point impact on the accretion. Do you just have a whole dollar amount of what the combined accretion income was this quarter?

Vincent Calabrese

Yeah, I can tell you that. I’ve got to go to my cheat sheet, though, Collyn I don’t have it in my head. So for the quarter, we had the incremental purchase account accretion was $2.2 million, and then the cash recoveries were $4.3 million.

Collyn Gilbert

Okay. And I think you guys had said last quarter, Vince, I think you were looking for full-year purchase accretion to be in the $15 [million] to $20 million range. Is there anything that would indicate, I know there’s a lot of moving parts, but anything that would indicate a material change from that guidance you gave last quarter?

Vincent Calabrese

No, we’re at $11.5 year-to-date. So, we’re still comfortable with that range.

Collyn Gilbert

Okay. Okay, that’s helpful. And then just the movement on the balance sheet. So you’ve obviously been shortening your assets as you’re kind of trading some of these CRE credits for the variable rate, C&I credits, and you’ve been lengthening on the funding side. How does that impact your interest rate risk positioning? And what is your outlook for future rate hikes, both this year and next year?

Vincent Calabrese

Well, I mean, our interest rate risk position, as you know, doesn’t change significantly from quarter to quarter. I mean, our 9/30 figures are going to show for plus 100 ramp, it’s 0.6% plus 200, 1.1%, both on a ramp basis. And then a shock 100, up a 100 shock is 1.0% and up 200 is 1.7%. So I think one thing the — and those may be conservative, we’re still using more traditional betas in our model, 50% of the rate movement for the non-maturity and 80% for retail time to date, but we’ve experienced less than that, as everybody has. We’re probably more at 20% of the Fed move that’s occurred since the Fed started to move. So these might be a little conservative, given the future movements in rates. We’ll give you guidance for January. I guess, the market expectation right now, it’s got about one in December and three next year? And three next year is what the, where the market is, and we haven’t even done our budget yet for next year, but we’re working on it.

Collyn Gilbert

Okay. Okay, that’s helpful. And then just, again, last quarter, you had indicated that with every 25-basis-point move in the Fed, Fed funds rate maybe you’d see 2 to 3 basis points of NIM expansion. Is that — was that just — were you kind of speaking more to the asset side and not necessarily taking into consideration the funding side and the impact that that would have on borrowings?

Vincent Calabrese

No, using a static balance sheet, and obviously we did some things here to term out some borrowing. So in a normal static balance sheet, if you looked at it, we’d pick up a couple of basis points in benefit from the Fed move.

Collyn Gilbert

Okay. Okay, all right. I’ll leave it there. Thanks very much.

Vincent Calabrese

Okay. Thanks, Collyn.

Vincent Delie

Thank you.

Operator

Thank you. And the next question comes from Michael Young with SunTrust.

Michael Young

Hey, thanks.

Vincent Delie

Hi, Michael.

Michael Young

Wanted to start back on the balance sheet remix. Was that contemplated in your original assumptions around Yadkin? Conceivably, you identified that during your due diligence process or has something changed regarding the higher rate environment we’re in now that led to an acceleration of that?

Vincent Delie

No, I think it was more a function of our weekly discussions about the balance sheet and the changes that we saw coming from an interest rate perspective. So I think we gained a little more confidence that there will be Fed action. And, because of that, we thought, hey, we should shore up certain areas of our balance sheet, particularly on the liability side. We had a lot of short-term borrowings that would subject us to an escalation in expense. Let’s use that elevated borrowing cost to lock in a longer-term and actually bring clients into the bank so that we can cross-sell them. I know that’s a bad term to use today, but that’s what we do. So we bring them in to secure demand deposits and hopefully they’re using our debit card and using our products.

So we felt it was appropriate to do that. And I think by doing that, it has helped us relative to the next few Fed increases. And we’re going to be able to benefit from it as we push those clients through our data analytics and follow-up with cross-sell opportunities. I think we’ve also had significant movement, some of it seasonal, some of it organic, and the transaction deposit categories, nearly $400 million was added to the balance sheet on a spot basis. And by the way, all this is lost on everybody, because on an average balance basis, we show up as 0.8% growth. We actually grew on a spot basis 17%. So I want to keep emphasizing that with everybody, because what that leads to is a lower cost of funding moving into a period when we expect our assets to reprice in the short run and fixing a bigger chunk of the deposits, where we were deemphasizing time deposits before, we said, hey, we should now start to become a little more aggressive in those categories to lock up some longer-term funding sources, so we’re not relying on short-term borrowings. I guess it was those types of discussions that led to the strategy. And I think it positions us well moving into ‘18 relative to the outlook on interest rates and our need for funding to support the loan growth we’re going to produce.

Michael Young

Maybe just following up, I understood on that point, but then wouldn’t that increase your asset sensitivity going forward? Isn’t that the point of all the remodel?

Vincent Delie

Yes. Basically, yes.

Vincent Calabrese

Yep.

Michael Young

Okay.

Vincent Calabrese

Yes, from the market, the probability a month ago was in the 40s. What does it today, Scott? It’s mid-70%s?

Scott

75%.

Vincent Calabrese

75% of the December move, at least, and then market is expecting three more next year.

Michael Young

Okay, great. And if I could just shift gears real quick, the occupancy expense was up from last quarter. I thought maybe there might be a little more room left to go there with a full run rate of the cost saves there. Any color on why that had increased? And any outlook maybe to next year with the deposits per branch still at $52 million, is there some more runway there for improvement?

Vincent Calabrese

Yeah, I would say in the occupancy bucket, the increase there is mainly related to equipment software to support strategic initiatives that our teams are working on. We did our three-year plan back in June, and just normal stuff. Nothing unusual to talk about there. I mean, we still have, you know, we commented probably back in July that there’s a good number of properties still to exit, which will save us, I think $1 million, a little over $1 million in expense and that process is going on, so that’s future benefit there. But nothing unusual in there, just related to some projects and initiatives we have going on.

Michael Young

Okay, thanks.

Vincent Calabrese

Okay. Thank you.

Vincent Delie

All right. Thank you.

Operator

Thank you. And the next question comes from Jason Oetting with JPMorgan.

Jason Oetting

Hey, good morning, everybody.

Vincent Delie

Good morning.

Vincent Calabrese

Hey Jason.

Jason Oetting

I guess just keeping on expenses first, and sorry if I missed it. But what drove the lower salaries and employee benefits in the quarter? Was this just mostly related to the 25% Yadkin cost saves, or was some of that being left over? Any color there would be appreciated.

Vincent Calabrese

Yeah, as we had said back in July by the end of June, we’ve taken out all of the cost and the positions that weren’t being kept happened throughout the second quarter. So there’s benefit to that kind of second quarter to third quarter is really the main driver to that.

Jason Oetting

Okay. That make sense. And then on SBA, I believe you said it increased 7%? I’m just curious how much that contributed in actual dollar amounts this quarter, just to get a size perspective versus when it was back in Yadkin before the close?

Vincent Delie

Yeah, I don’t know that we disclosed that. Did we disclose the details? No. We would stay away from that. But I can tell you, the base that it grew off of is a third of what we expect, so how about that? And I think there’s opportunity to achieve that extra revenue as we move forward, because we had to reposition nearly the entire sales force. So just keep that in mind. I think that there’s opportunity there for us, given the production that we have in our pipelines as we move into next year.

Jason Oetting

Okay, that’s helpful. Thank you.

Operator

Thank you. And the next question comes from Matt Schultheis with Boenning.

Matt Schultheis

Good morning.

Vincent Delie

Hey there.

Vincent Calabrese

Good morning.

Matt Schultheis

Hi. Just looking forward, as your branch administration and staff get intimately familiar with foot traffic and traffic flows and commuting patterns in the markets even in the last few years, so Baltimore, Cleveland down in the Carolinas. Is there opportunity in your opinion for some degree of branch rationalization?

Vincent Delie

Yeah, we’ve been pretty aggressive at repositioning the franchise as we saw transaction counts decline and we were out in front of it. We’ve consolidated well over 70 branches. So we do look for those opportunities. I will tell you, however, the transaction volume decline helps you realign staffing load within the branches. So there is, truthfully even though we have a lot of locations, there is the opportunity to take expense out, as those transaction volumes decline. But I think what’s our strategy today, we are continuing to focus on opportunities to peel back the number of branches. But you can only go so far, because the clients today still expect a branch location in many categories, small business, the consumer segment. So we’re caught between a shifting dynamic, where a lot of stuff is moving to the web and online and in the form of mobile processing. But there’s still an expectation that we have sticks and bricks. That’s our whole clicks-to-bricks strategy. It’s all about repurposing those branches, creating outbound calling activity that’s supported by data analytics very heavily, redesigning those branches, inserting ITLs so we can streamline for efficiency, and utilizing those locations to our advantage to drive customers in the door. Maybe someday we all become more comfortable without having a branch in our neighborhood and we trust doing everything online. I think when that day comes, our goal is to be prepared for that, that’s part of our three-year strategic plan and what we’ve laid out in our entire clicks-to-bricks strategy relative to engaging customers with digital content on products and having a streamlined process to bring them onboard virtually. So we’re going down two parallel paths. I know that’s a long answer, but it’s a very complex time, and it’s a time where there’s both opportunity to take cost out and to drive revenue growth and make the right investments in technology.

Vincent Calabrese

Part of the optimization program too, we’ve de novo-ed into some markets that we really wanted to get into. So we’ve opened some new branches, investing some of those savings, and that’s where we’ve put in our newer concept branches that have all the technologies in it, much more designed around in a consultative environment for the customers to get it done.

Vincent Delie

Yes, I think, if you just take Pittsburgh, for example, we have $6.2 billion in deposits in Pittsburgh. We’re three in retail deposits behind PNC and Citizens, and they both have 40 more branches than we do in the marketplace. So, I wouldn’t say that we’re optimized in Pittsburgh, but I also wouldn’t say that there’s no ability to exit. So, I think it’s going to be about repositioning, just like any retailer and making sure that you have the adequate amount of coverage as those client preferences change over time.

Matt Schultheis

Okay. And one last question. Has tactically or strategically, has the budget impasse in Pennsylvania changed the way you are approaching borrowers or even the way they’re approaching you in their outlook for the business?

Vincent Delie

Are you speaking specifically in municipal or nonprofit segments or overall?

Matt Schultheis

Overall, but any specifics you have would be helpful.

Vincent Delie

No, I think that people that operate in Pennsylvania are used to budget impasses, unfortunately. So I think we’ve come to grips with the consequences of what happens when we lose funding in certain categories. We’re not a huge player in Higher Ed. That would be impacted immediately, because some of the schools rely pretty heavily on state funding here. The nonprofit sector, we watch and we’ve gone through this before with them, with clients that we have in that space. So, we’re guarded, but we try to support them to get through the budget impasse, because some of them are heavily dependent on state subsidies. The municipalities that rely on state grants are the school districts and the like that’s coming from the state typically [unintelligible]. This isn’t the first time around here for us, unfortunately. So I would say our people are pretty well versed in what they need to look out for. I don’t know if you want to comment on it, Gary.

Gary Guerrieri

No, I mean, I think you’ve covered it well, Vince. Naturally it depends on how long it goes. We’ve been through it numerous times in the past, so we’ll continue to work through it in the normal course.

Matt Schultheis

Okay, thank you.

Vincent Calabrese

Thank you.

Vince Delie

Good questions. Thank you.

Operator

Thank you. And as there are no more questions, I would like to return the call to Vince Delie for any closing comments.

CONCLUSION

Vincent Delie

Well, I want thank everybody for participating. I thought we had great questions. I do believe that we delivered a solid quarter. I know we have improvement areas that we have to focus on, particularly in the capital markets realm and with our mortgage banking business, but we’re very optimistic that we’ll be able to make up some ground in the coming quarters. I’m pleased with 4% increase in operating EPS on a linked quarter, given that we still have not benefited from all of our revenue synergies with the Yadkin acquisition. We’re very pleased with our expense base and how we’ve been able to manage expenses and the gained efficiency and positive operating leverage that resulted in a 53% efficiency ratio.

We’re going to continue to focus on delivering earnings growth over the next four quarters or more. I know we’ve been out on the road telling people that our focus is to drive EPS growth and to continue to benefit from our investments that were made in the Southeast and we’re very pleased with how that’s going on just about every front, other than the couple of categories that we’re going to work on from a fee income perspective.

So I just wanted to say I think we’re in a better position today than we’ve been in our past. We’re positioned very well in a number of markets that can provide us with significant growth opportunities, and this Company has proven time and time again that we can execute. So, I want to thank you for participating in the call and I look forward to our fourth quarter call and the wrap-up for the year, so take care. Thank you.

Operator

Thank you. The conference is now concluded. Thank you for attending today’s presentation. You may now disconnect.